Exhibit 10.43

ADA-ES, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 1st day of January 2008, by and between ADA-ES, Inc., a Colorado corporation, whose principal offices are located at 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 (the “Company”), and Cameron E. Martin (the “Employee”) whose address is 2978 Raleigh Street, Denver, CO 80212. This agreement supersedes all previous agreements.

RECITALS:

A.	The Company has made Employee an offer of employment.

B.	Employee desires to accept the offer.

C.	The Company and Employee desire to enter into this Agreement to set forth the terms and conditions of the employment.

NOW, THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Capitalized terms are used herein with the meanings as specified in Paragraph 6 hereof.

2.	Employment.

The Company hereby employs the Employee and Employee hereby accepts such employment upon the terms and conditions set forth herein.

3.	Position, Duties and Authority.

During the term of this Agreement, Employee shall be employed as Vice President, Emissions Control Systems. This is a full-time, salaried, exempt position.

4.	Obligations of Employee.

Employee hereby agrees that he will devote a minimum of 40 hours per week to the fulfillment of his/her obligations hereunder.

5.	Compensation and Benefits.

In consideration of Employee’s agreement to be employed by the Company and as reasonable compensation for services to be rendered hereunder, the Company agrees as follows:

a)	Benefits.

Employee shall be entitled to the standard benefits and perquisites from time to time available to full-time employees of the Company as outlined in the Employee Handbook.

b)	Compensation.

The Company shall pay Employee bi-weekly salary of $5,000 (equating to an annualized salary of $130,000) as part of the Company’s normal payroll procedures. Increases in compensation, if any, shall be at the discretion of the Executive Officers of the Company.

6.	Definitions.

a)	“Invention” shall mean any idea, discovery, article, process, formulation, composition, combination, design, modification or improvement, whether or not patentable.

b)	“Copyright Works” shall mean all literary works, graphic works, pictorial works and other creative works for which copyright protection may be obtained, including without limitation proposals and computer software /documentation.

c)	“Confidential Subject Matter” shall mean all Inventions, Copyright Works, data, specifications, know-how, lists, printed materials, technical information, cost/pricing/marketing information and other subject matter that is not available to the general public in a substantially identical form without restriction.

7.	Disclosure/Ownership of Invention and Confidential Subject Matter.

a)	Prior to Employment

Employee agrees that Exhibit A provides adequate description and disclosure of Inventions and Confidential Information considered owned by Employee or third party with whom Employee is contractually bound prior to becoming employed by the Company. Throughout the term of this agreement and following its termination, even in the case of breach of contract by either party, the items identified in Exhibit A are considered the property of Employee (“Employee Intellectual Property”) or of a third-party (“Third Party Intellectual Property”). Although Exhibit A may not be all inclusive of all intellectual property owned by Employee or third parties, any ownership rights Employee wishes to defend must be itemized in Exhibit A. Employee may amend Exhibit A at any time as long as the claim can be supported with documentation demonstrating the rightful ownership of the Employee or third party.

b)	During Employment

Employee agrees that during the term of Employee’s employment with Company, Employee will immediately disclose in writing to Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Employee alone and/or jointly with others, and (ii) relates to the actual or anticipated business of the Company and/or relates to the actual or anticipated research or development activities of the Company and/or is otherwise suggested by or results from any activity performed on behalf of the Company. Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company during the term of Employee’s employment with Company will be the sole and exclusive property of the Company.

b)	Post Employment

Employee further agrees that, during the two (2) year period following any termination of Employee’s employment with the Company, Employee will immediately disclose in writing to the Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Employee alone and/or jointly with others, and (ii) is based upon or otherwise derived from any Inventions and/or Confidential Subject Matter of the Company. Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Subject Matter to be disclosed by Employee to Company during the two (2) year period following the termination of Employee’s employment with Company will become the sole and exclusive property of the Company.

8.	Assignment of Inventions and Confidential Subject Matter/ Documentation/ Commercialization.

a)	Assignment.

Employee hereby assigns to Company the Employee’s entire right, title and interest in and to all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company pursuant to Sections 7 (a) and (b).

b)	Documentation.

Employee agrees to execute, cooperate in the preparation of and deliver to the Company, both during the term of Employee’s employment with the Company and thereafter, any and all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the full right, title and interest to all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company, including without limitation, the execution and delivery of patent assignments and, at Company’s legal expense, the preparation of patent applications.

c)	Commercialization.

Employee acknowledges and agrees that with respect to all Inventions and Confidential Subject Matter transferred by Employee to Company, Company is not obligated to commercialize the same, and that if Employee desires to independently commercialize any of said inventions and/or Confidential Subject Matter, Employee must request and obtain a written license from Company beforehand, which license request may be declined by Company in its sole discretion.

9.	Copyright Works.

Employee agrees that all Copyright Works and contributions to Copyright Works prepared by Employee within the scope of Employee’s employment with the Company will be deemed “works for hire” and will be owned by the Company, and Employee agrees to execute all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the Company’s rights in such Copyright Works and contributions. Employee further agrees that unless expressly authorized by the Company in writing, Employee will not independently prepare or otherwise distribute or publish any Copyright Work that embodies any Confidential Subject Matter owned by the Company or held in Confidence by the Company for any third party, including without limitation, all Confidential Subject Matter disclosed and to be disclosed by Employee to the Company.

10.	Written Records.

Employee agrees that to the extent reasonably possible, Employee will maintain written records of all Inventions and Confidential Subject Matter conceived or generated by Employee in the course of Employee’s performance of services for the Company, which records will be the exclusive property of the Company and will be available to the Company at all times.

11.	Restrictive Obligations Relating to Confidential Subject Matter.

a)	Obligations to Company.

Employee agrees to maintain in strict confidence, and agrees not to use, disclose, reproduce or publish, except to the extent necessary in the course of the Employee’s performance of services for the Company and/or as otherwise authorized by Company, any Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party, including without limitation, all Confidential Subject Matter disclosed and to be disclosed by Employee to the Company.

b)	Prior Obligations to Third-Parties.

Employee agrees that, in the course of Employee’s employment with the Company, Employee will not use or disclose any third party Confidential Subject Matter with respect to which Employee, prior to Employee’s initiation of employment with the Company, assumed obligations restricting such use or disclosure.

12.	Conflicting Obligations.

a)	Prior Obligations.

Employee acknowledges and agrees that Employee is under no obligations to any third party which conflict or may conflict, in any way, with any of the Employee’s obligations hereunder.

b)	Assumption of Obligations.

Employee agrees that, during the term of Employee’s employment with the Company, Employee will not assume any obligations to any third- party that would conflict with any of Employee’s obligation hereunder. Employee further agrees that, during the term of Employee’s employment with the Company, Employee will not compete, and will not provide services to others who compete with the Company in the research, development, production, marketing or servicing of any product, process or service with respect to which the Company is involved.

13.	Termination of Employment.

a)	Continuing Obligations.

Employee’s obligations under Sections 8 through 11 of this Agreement will continue after any termination of Employee’s employment with the Company.

b)	Submission of Materials.

Upon any termination of Employee’s employment with Company, Employee will submit to the Company all materials within Employee’s possession that constitute or include Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party.

c)	Exit Interview.

Upon termination of Employee’s employment with the company, Employee will attend an exit interview with an appropriate representative of the Company to review the continuing obligations of Employee hereunder.

14.	Miscellaneous.

a)	Binding-Effect/ Assignability.

This Agreement is not assignable by Employee and will be binding upon Employee’s heirs, executors, administrators and other legal representatives. Employee agrees that the Company may freely assign this Agreement to any successor-in-interest of the Company.

b)	Severability.

Should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed and modified to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

c)	Waiver.

Any delay or omission on the part of Company to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right; and that a waiver of any right of the Company hereunder on one occasion will not be construed as a bar to or waiver of any right on any future occasion.

d)	Controlling Law.

This Agreement will be interpreted under and enforced in accordance with the laws of the State of Colorado.

e)	Modification.

This Agreement may only be modified by the mutual written agreement of Employee and Company.

f)	Notices.

Any notice or communication required or permitted to be given by this Agreement shall be deemed given and effective when delivered personally, or when sent by registered or certified mail, postage prepaid, addressed as follows (such addresses for giving of notice may be changed by notice similarly given):

(i) If to the Company:

ADA-ES, Inc.

Attention: Human Resources

8100 SouthPark Way, Unit B

Littleton, Colorado 80120

(ii) If to Employee:

Cameron E. Martin

2978 Raleigh Street

Denver, CO 80212

g)	Arbitration.

Any difference, claims or matters in dispute arising between Employee and the Company out of this Agreement or connected with Employee’s employment shall be submitted by Employee and the Company to binding arbitration by a single arbitrator selected by the mutual agreement of the parties from members of the Judicial Arbiter Group of Denver, Colorado, or its successor. The arbitration shall be governed by the rules and regulations of the Judicial Arbiter Group or it’s successor and the pertinent provisions of the laws of the State of Colorado relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court in the State of Colorado or elsewhere. The prevailing party shall be entitled to receive reasonable attorneys’ fees incurred in connection with such arbitration in addition to such other costs and expenses as the arbitrator may award.

h)	At-Will Employment.

Employment with the Company is at will, meaning that both the Company and the Employee have the right to terminate the work relationship at any time, without advance notice, and for any reason.

i)	Entire Assignment.

This Agreement together with the exhibits hereto constitute the entire agreement between the parties and their affiliates with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements or understandings relating to said subject matter, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ADA-ES, Inc.
By:

/s/ C. Jean Bustard	2-28-08
C. Jean Bustard, Chief Operating Officer	Date

/s/ Cameron E Martin	2-28-08
Cameron E. Martin, Employee	Date

EXHIBIT A

Projects to be pursued by Employee that are exempt from employee agreement:

Air pollution control consulting services including:

•	Inspections, field diagnostics and troubleshooting of air pollution control devices, systems, subsystems, and combustion systems

•	ESP modeling

•	Fuel impact evaluation

•	Process engineering including sizing and design of air pollution control systems

•	Cost estimating and economic analyses of air pollution control systems

•	Expert testimony

Marketing analysis using the ESP / power plant database developed by Cameron Martin prior to employment with ADA Technologies, Inc.

EXHIBIT B

ADA-ES Summary of Benefits - See attached document dated November 2007.

ADA-ES Employee Handbook

ADA-ES Code of Conduct

Exhibit B

ADA-ES, INC.

Summary of Employee Benefits

Following is a brief description of the benefits package that is offered by ADA-ES, Inc. These benefits are subject to change at any time. The provisions of the official plan documents, in addition to ADA-ES policies, shall govern in the event of any differences or discrepancies. This summary is intended to be a brief overview of the benefits currently offered by ADA-ES and is not a comprehensive source of information concerning exceptions, limitations, and eligibility requirements. All employees are encouraged to periodically review the Employee Handbook and the group insurance benefits for a more complete explanation of the benefits. This summary does not constitute a contract between ADA-ES employees and the company.

Note that employee shares a portion of the cost of some of the benefits described. Eligibility requirements and enrollment dates may be different for each benefit.

Holidays (10 per year)

New Year’s Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Day After Thanksgiving Day

Christmas Eve

Christmas Day

And Two Floating Holidays

ADA-ES reserves the right to change the holiday schedule. See the Human Resources Manager for current year holiday designations.

Vacation

Full-time employees scheduled to work 40+ hours weekly are entitled to 12 days of vacation per year for the first three years of employment with ADA-ES. Vacation time is increased to 15 days after 3 years, 20 days after 10 years, 25 days after 15 years and 30 days after 20 years.

Employees are asked to reserve vacation time through their supervisor at least 15 days in advance. Vacation requests are subject to the approval of the supervisor.

Sick and Personal Days

Full-time employees scheduled to work 40+ hours weekly may receive up to 8 Sick and Personal (S&P) days per year. Part-time employees receive prorated Sick and Personal days. S&P days are not designed to be used in place of vacation. Please refer to the Sick and Personal Days Policy in the ADA-ES Employee Handbook.

Health Insurance Benefits

Eligibility: New full-time employees are eligible to participate in both the medical and dental plans beginning on the first day of the month following their date of hire.

Medical Plan: Great-West Healthcare.

Employees may choose the PPO Base Plan coverage, the High Deductible Healthcare Plan (HDHP) with Health Savings Account (HSA), or no coverage. Option coverage details are attached.

Health Savings Account (HSA):

If an HDHP is elected, an HSA will be opened for the employee. This interest bearing checking account comes with a debit card, allows for pre-tax deposits up to the annual limit, and may be used to pay for pre-tax medical and dental expenses as outlined in IRS Publication 502.

Contributions may be made to the account by ADA-ES. Currently ADA-ES contributions are made on or around the first day of each month as follows:

ADA-ES Contribution	Monthly Contribution	Annual Contribution
Employee	$35.45	$425.46
Employee & Spouse	$74.85	$898.14
Employee & Child	$64.11	$769.28
Employee & Family	$109.82	$1,317.89

Employees may also make additional pre-tax deposits to the account up to the annual limit through bi-weekly payroll deductions.

Prescription Drug Program:

Both plans include a tiered co-pay program to be used for prescription drug purchases. If the HDHP is elected, the deductible must be met before this benefit begins.

Other Health Benefits:

Also included in both plans, benefits are provided for mental disorders, chemical dependence, and alcoholism. See the attached plan documents or the Human Resources Manager for details.

Employee Medical Plan Premium Contributions:

Employee contributions for medical, prescription and other health benefits through bi-weekly payroll deduction are as follows:

	Base Plan	HDHP
Employee	$21.21	$0
Employee & Spouse	$44.77	$0
Employee & Child	$38.35	$0
Employee & Family	$65.69	$0

November 2007

ADA-ES, Inc.	Employee Benefits Summary

Dental Benefits:

Dental Plan: Reliance Standard (PPO) Benefits coverage is outlined on the attached sheet.

Employee contributions for dental benefits through bi-weekly payroll deduction are as follows:

Dental Plan
Employee	$1.83
Employee & Spouse	$3.73
Employee & Child	$3.91
Employee & Family	$5.81

The maximum payment limit for each employee and each dependent is $1,500/person/calendar year. Also, new employees waiving coverage at the time of initial eligibility may incur penalties by enrolling at a future date.

Note: On an annualized basis, no employee will pay more than 3.6% of base salary for the employee contribution for standard medical and dental benefits. Added benefits are at the employee’s discretion and at additional cost to the employee.

Compensation Time

This benefit may be available to exempt, salaried technical employees, with supervisor or project manager pre-approval. If approved, compensatory time will be awarded for time worked in excess of 40 hours.

Life Insurance Benefits

Scheduled Benefits:

•	$50,000 for those under age 70

•	$5,000 for spouse

•	$1,000 for children over 6 months

•	$500 for children 15 days to 6 months

Accidental Death and Dismemberment (AD&D)

Accidental Death benefits equal $100,000 ($50,000 Life and $50,000 AD&D). Scheduled benefits apply in the case of dismemberment. Check the Group Insurance Benefits handbook for specific information. This benefit applies to employees only.

Short-Term Disability Insurance

ADA-ES provides short-term disability insurance that is paid by the company. The plan pays 60% of an employee’s salary up to $1,500 per week for the first 13 weeks of disability.

Long-Term Disability Insurance

The long-term disability plan pays 60% of an employee’s salary up to $6,000 per month after short-term disability payments terminate.

Travel Accident Insurance

In addition to the AD&D insurance benefit listed above, an additional $500,000 would apply for a business travel related death of the employee. Additional dismemberment benefits could apply for business travel related injuries.

Travel Assistance Program

The program includes a comprehensive range of information, referral, coordination and arrangement services designed to respond to most medical care situations and many other emergencies while traveling.

Supplemental Insurance

Employees may elect to purchase supplemental insurance products through AFLAC at discounted rates. Payment to the program is made through bi-weekly payroll deduction. Some of the products offered include:

•	Personal Accident Expense Plan

•	Personal Cancer Protection Plan

•	Life Insurance (Adult and Children)

•	Personal Recovery (Heart) Plan

•	Hospital Indemnity Plan

•	Supplemental Vision Plan

Other plans offered by AFLAC are available to employees. If interested in more information, contact the Human Resources Manager.

ADA-ES Retirement Plan

The ADA-ES Retirement Plan is a 401(k) administered by American Funds. A list of the investments available for selection is shown below:

1.	American Funds Target Fund (9 funds; selected fund is based on age to retirement)

2.	American Funds Cash Management Trust of America R-2

3.	American Funds Capital World Growth and Income Fund

4.	American Funds Fundamental Investors R-2

5.	American Funds Capital Income Builder R-2

6.	American Funds Growth Fund of America

7.	American Funds Small Cap World F

8.	American Funds American High Income Trust R-2

9.	American Funds New World R-2

10.	Oppenheimer International Bond

11.	Franklin Mutual Beacon C

12.	Franklin Mutual European C

13.	Alliance Bernstein Bond: Corp. Bond C

14.	AIM Energy C

15.	Oppenheimer Gold & Special Minerals C

Plan is composed of three elements: 401(k) Employee Contributions, 401(k) ADA-ES Matching Contributions, and Profit Sharing.

Part I: 401(k) – Elective Contributions

Full-time employees may begin contributing to their 401(k) Employee Contributions account immediately upon employment. An employee can elect to defer up to the IRS limit for such contributions. The contribution is made on a “before-tax” basis in order to reduce the employee’s taxable compensation. These funds are fully vested at all times. If you are over age 50, see the Human Resources Manager for the ability to make “catch-up” contributions.

November 2007

ADA-ES, Inc.	Employee Benefits Summary

Part II: 401(k) – ADA-ES Matching Contributions

ADA-ES will contribute 100% of an employee’s 401(k) contribution up to a maximum of 5% of salary into the 401(k) Employers Contribution account. Employees are eligible to begin receiving these contributions following the 1-year anniversary of employment. Funds in this account are vested based on the 2-20 rule, where employees are vested at 20% after 2 years of service, 40% after 3 years, 60% after 4 years, 80% after 5 years, and 100% after 6 years. These contributions are normally made in cash.

Part III: Profit Sharing

See the Profit Sharing Plan for more details.

Profit Sharing Plan

Eligible employees may earn additional cash, stock or 401K contributions at the end of each calendar year. Each employee’s share is derived as a calculation based on ADA-ES net earnings before taxes. 50% of the earned allotment is applied to the ADA-ES Retirement Plan, 20% is awarded as a company wide distribution of cash or stock, and 30% is a cash or stock award based on employee performance.

Restricted Stock Awards

At the discretion of the Board of Directors, new employees may be awarded a restricted stock offering value of up to 10% of their base salary. Additionally, those employees that have completed 5 years of service may be awarded additional restricted stock.

Automatic Payroll Deposit

ADA-ES will automatically deposit an employee’s pay, or portions of pay to employee-directed accounts (savings accounts, checking accounts, credit union, etc.). The receiving institution must have a direct-deposit option for account holders.

Matching Gift Program

Full and regular part-time employees with one year of service are eligible to obtain up to $200 in matching gifts for contributions made by the employee to eligible 501(c)3 non-profit organizations

Credit Union

The company is a member of the Bellco Credit Union. Employees may elect to become a member at their discretion.

November 2007